Exhibit 99.1

Boulder Brands Announces 2015 Second Quarter Results

Boulder, CO (August 6, 2015) – Boulder Brands, Inc. (NasdaqGM: “BDBD”) today announced its financial results for the second quarter ended June 30, 2015. For the second quarter of 2015 compared to the equivalent period of 2014:

•	Net sales decreased 10.4% to $117.7 million, operating loss was $(6.9) million, non-GAAP operating income decreased 56.3% to $4.1 million, and adjusted EBITDA decreased 33.4% to $11.7 million.

•	Excluding certain reserves for Level Life Foods, non-GAAP net sales decreased 9.1% to $119.3 million.

•	Consumption, defined as sell-through at all channels, declined 1.1% in the second quarter.

•	GAAP loss per share for the second quarter of 2015 was $(0.05), compared to diluted earnings per share of $0.04 in last year’s second quarter.

•	Excluding certain items, non-GAAP diluted earnings per share for the second quarter of 2015 were $0.00, as compared to $0.05 in last year’s second quarter.

•	Cash flow from operations was $14.3 million in the second quarter.

•	As previously announced, on July 8th, Boulder Brands restructured its organization to better align functional teams, which the Company expects to improve effectiveness and deliver improved and consistent results in future quarters.

•	The Company updated its 2015 outlook and now expects earnings to be in the range of $0.20 per share to $0.25 per share.

Jim Leighton, Interim Chief Executive Officer and Chief Operating Officer, stated, “Our second quarter results demonstrate the need to invest more effectively in marketing and innovation to improve trends. Our organization is committed to being more balanced in customer and consumer marketing, more efficient in managing our brands and products, and more effective in our overall cost structure. The Boulder Brands board and management team are aligned and committed to implementing changes and have taken significant initial steps toward these efforts late in the second quarter and into the third quarter. As part of these efforts, we announced a transition in leadership, realigned our organization to enhance operational effectiveness and redirected spending toward marketing efforts to grow our company.”

Leighton continued, “Our new leadership team recognizes the need to move swiftly and we are wasting no time. We are immediately addressing specific business issues and opportunities, while setting the stage to deliver long-term growth. We have brands that are culturally relevant to today’s consumers and, with the right support and consumer-led strategies, I am confident our relevant and on-trend brands will realize their full potential.”

2015 Second Quarter Results

Total Company net sales in the second quarter of 2015 decreased 10.4% to $117.7 million, compared to net sales of $131.3 million in the second quarter of 2014. Excluding the impact from certain items for Level Life Foods (Level), total Company net sales decreased 9.1% to $119.3 million. In the second quarter, the Company recorded an impairment charge of $2.7 million for Level, related to goodwill associated with our Level reporting unit and Level trade-name, as the Company is currently reviewing strategic options for this brand.

Below is a reconciliation of reported net sales to non-GAAP net sales and reported gross profit to non-GAAP gross profit.

Reconciliation of Reported Net Sales & Gross Profit to Non-GAAP Net Sales & Gross Profit

$ in Millions	Reported Q2-15	Level Adjustment	Q2-15 Non-GAAP
Net Sales
Natural	$78.6	$—	$78.6
Balance	$39.1	$1.6	$40.8

	$117.7	$1.6	$119.3

Gross Profit
Natural	$21.7	$—	$21.7
Balance	$16.5	$2.2	$18.7

	$38.2	$2.2	$40.4

NOTE: Amounts may not add due to rounding

Net sales for the Company’s Natural segment decreased 1.9% to $78.6 million in the second quarter of 2015 compared to $80.1 million in the second quarter of 2014. The Company’s gluten-free brands – Udi’s and Glutino – reported net sales growth of 4.6% and a decline of 18.9%, respectively. EVOL’s net sales increased 7.9% as the brand lapped strong distribution gains in the same period last year.

Net sales for the Company’s Balance segment decreased 23.7% to $39.1 million in the second quarter of 2015 compared to $51.3 million in the second quarter of 2014. Excluding the Level adjustment, net sales for the Company’s Balance segment decreased 20.5% to $40.8. Earth Balance reported a net sales increase of 9.8% in the second quarter of 2015 compared to the second quarter of 2014.

The chart below highlights net sales, gross profit, gross margin, and brand profit (calculated as gross profit less marketing, selling and royalty expense (income), net and certain other costs) for the second quarters of 2015 and 2014, by the Company’s Natural and Balance segments.

Segment Results – Second Quarter

$ in Millions	2015	Margin	2014	Margin
Net Sales:
Natural	$78.6		$80.1
Balance	40.8		51.3

	$119.3		$131.3

Gross Profit
Natural	$21.7	27.6%	$23.3	29.1%
Balance	18.7	45.9%	23.6	46.1%

	$40.4	33.8%	$46.9	35.7%

Brand Profit
Natural	$9.6	12.2%	$12.6	15.7%
Balance	13.8	33.9%	18.5	36.0%

	$23.4	19.6%	$31.1	23.6%

NOTE: Amounts may not add due to rounding; 2015 Balance segment amounts adjusted to exclude Level charges described above.

Gross profit in the second quarter of 2015 decreased 14.0% to $40.4 million, or 33.8% of net sales compared to $46.9 million, or 35.7% of net sales in the second quarter of 2014. Overall gross margin was mainly impacted by the mix shift to the faster-growing, but lower-margin Natural segment. As noted above, gross profit for the second quarter excludes $2.2 million of charges associated with the Level brand.

Brand Profit for the Company’s Natural segment decreased 23.9% to $9.6 million in the second quarter of 2015 from $12.6 million in last year’s second quarter. Brand Profit for the Company’s Natural segment was primarily impacted by the lower gross margin, which was the result of higher overall trade rates and a negative mix impact from its lower margin frozen category. In addition, the Company experienced moderate short-term yield loss in its bread line and lingering issues in its frozen storage facility, which subsided in the third quarter.

Brand Profit for the Company’s Balance segment, excluding the Level adjustments, decreased 25.2% to $13.8 million in the second quarter of 2015 from $18.5 million in the previous year’s second quarter, primarily impacted by the lower gross margin.

The table below provides a reconciliation of GAAP operating income (loss) to non-GAAP operating income and non-GAAP adjusted EBITDA.

Reconciliation of Operating Income (Loss) to Non-GAAP Operating Income and Adjusted EBITDA – Second Quarter

$ in Millions	2015	2014
Operating income (loss)	$(6.9)	$8.6
Add back certain items affecting operating income:
Restructuring, acquisition and integration-related costs	—	0.2
Impairment charge	2.7	—
Non-recurring charges	8.3	0.6

Non-GAAP operating income	4.1	9.4
Add back non-cash and other items affecting operating income:
Depreciation and amortization	5.3	5.6
Stock-based compensation expense	2.3	2.3

Subtotal	11.7	17.3
Less other expense (income), net and net loss attributable to Noncontrolling interest	—	(0.4)

Adjusted EBITDA	$11.7	$17.6

The Company’s operating loss was $(6.9) million in the second quarter of 2015 compared to operating income of $8.6 million in the second quarter of 2014. Excluding certain items, non-GAAP operating income decreased to $4.1 million in the second quarter of 2015 compared to non-GAAP operating income of $9.4 million in the second quarter of 2014. The charges impacting operating income in the second quarter of 2015 primarily consist of certain items related to Level, severance and certain legal fees. The charges impacting operating income in the second quarter of 2014 primarily include charges for restructuring, integration, relocation, and certain legal fees. Other income, net, of $0.4 million in the second quarter of 2014, primarily includes foreign currency gains. Adjusted EBITDA decreased 33.4% to $11.7 million compared to last year’s second quarter of $17.6 million.

The table below provides a reconciliation of GAAP Net Income (Loss) and GAAP Diluted EPS to non-GAAP Net Income and non-GAAP Diluted EPS.

Reconciliation of Certain Items Affecting Net Income (Loss) and Earnings (Loss) Per Share (EPS), Net of Tax – Second Quarter

	Net Income (Loss) ($Mil)		Diluted EPS ($ Per Share)
	2015	2014	2015	2014
Reported GAAP	$(3.3)	$2.7	($0.05)	$0.04
Add back certain items:
Restructuring, acquisition and integration costs	—	0.1	—	—
Non-recurring charges	2.7	0.4	0.04	0.01
Impairment charges	0.8	—	0.01	—
Stock option forfeitures	0.1	—	—	—
Tax rate adjustment	(0.2)	—	—	—

Total certain items	3.4	0.5	0.05	0.01
Non-GAAP excluding certain items*	$0.1	$3.3	$—	$0.05

*	Diluted shares outstanding for Q2-15 = 63.1 million & Q2-14 = 64.1 million

Note: Amounts may not add due to rounding.

Excluding the items noted above, and adjusting for a normalized tax rate of 78.9% in 2015, non-GAAP net income in the second quarter of 2015 was $0.1 million, or $0.00 per share, compared with non-GAAP net income of $3.3 million, or $0.05 per share, in the second quarter of 2014.

The table below provides a reconciliation of brand profit by segment to GAAP income (loss) before income taxes.

Reconciliation of Brand Profit by Segment to GAAP Income (Loss) Before Income Taxes

$ in Millions	2015	2014
Brand Profit:
Natural	$9.6	$12.6
Balance	13.8	18.5

Total reportable segments	23.4	31.1
Less:
General and administrative, excluding royalty income, net	25.4	22.3
Restructuring, acquisition and integration-related costs	—	0.2
Goodwill and tradename impairment	2.7	—
Other non-recurring items*	2.2	—
Interest expense	4.1	4.3
Other expense (income), net	0.2	(0.4)

GAAP Income (loss) before income taxes	$(11.2)	$4.6

Note: Amounts may not add due to rounding.

*	Charges associated with our Level brand which are not included in brand profit.

Outlook

Given the Company’s expectations for continued near-term variability in sales, resulting from the combined impact of current trends in certain categories, potential strategic measures in its brands and products, investments in marketing, and potential future distribution gains, the Company is limiting its outlook to earnings per share for the remainder of 2015. As a result, the Company updated its 2015 outlook and expects earnings to be in the range of $0.20 per share to $0.25 per share.

Conference Call & Webcast

The Company will host a conference call at 9:30 a.m. Eastern Standard Time today. Investors and analysts may participate via conference call by dialing (855) 641-5843 from the United States or (707) 294-1296 from elsewhere. The conference ID is BOULDER. To ensure access to the conference call, participants should dial in at least 10 minutes before the call starts. A rebroadcast will be available until August 13, 2015, and can be accessed by dialing (855) 859-2056. The participant passcode is BOULDER (2685337 on the keypad).

The webcast link, http://edge.media-server.com/m/p/2dvxeo9r/lan/en, can also be found at http://investors.boulderbrands.com in the Events section. The webcast will be a listen-only format. An archive of the webcast will also be available at http://investors.boulderbrands.com in the Events section.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs, and expectations, including the Company’s outlook for all of 2015, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect,” “estimate,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including risks related to: the exploration of strategic alternatives, including whether any potential sale or merger of the Company will be consummated and, if so, the timing and terms of any such transaction, the potential loss of personnel and distraction to the Company and its management as a result of the process; changes to the Company’s management team, the Company’s ability to implement its growth strategy, the Company’s ability to manage its supply chain effectively, the Company’s ability to drive product innovation, lack of growth in consumer demand for packaged food products in the health and wellness space, the Company’s ability to maintain distribution, the Company’s ability to generate purchase volume while maintaining or growing profitability, the Company’s ability to maintain the health of its brands, and to prevent erosion of the reputation or appeal of the Company’s brands, continued adverse developments with respect to the sale of the Company’s buttery spreads and related products, adverse developments with respect to the demand for the Company’s gluten free products, maintaining and upgrading the Company’s manufacturing facilities, the loss of a contract manufacturer, the Company’s rapid growth and need to build an infrastructure and workforce, termination of the Company’s relationships with its primary sales agents, changes in consumer preferences, potential unavailability of necessary capital, price increases, the Company’s ability to protect its intellectual property, the expiration of certain patents, any sustained economic downturn in the U.S. and abroad, fluctuations in various food and supply costs, regulation of the Company’s advertising, adverse publicity or consumer concern regarding safety and quality of its food products, the absence of long-term contracts with the Company’s customers, economic and political conditions in the U.S. and abroad, foreign currency fluctuations, the identification and execution and integration of acquisitions, the realization of the expected growth benefits from acquisitions, manufacturing gluten-free products, the Company’s internal control over financial reporting, labor disputes and adverse employee relations, conducting business outside of the U.S., potential liabilities of litigation, the potential unavailability of insurance, increases in costs of medical and employee benefits, the failure of the Company’s information technology systems to operate effectively, an impairment in the carrying value of the Company’s goodwill and intangible assets, volatility of the market price of the Company’s common stock, the numerous laws and regulations the Company is subject to, liabilities resulting from claims against the Company’s products, risks that customers will not accept the Company’s products for their stores, changes in retail distribution arrangements, competition, and the Company’s cash requirements and debt) as well as other risks and uncertainties set forth in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Company uses the terms “non-GAAP operating income,” “net income excluding certain items and diluted earnings per share (EPS) excluding certain items,” “EBITDA,” “Adjusted EBITDA” and “Brand Profit” as non-GAAP measures. The Company believes that these measures help to explain its profitability and performance in a manner which assists investors, potential investors and securities analysts who evaluate our Company. Non-GAAP operating income is defined as operating income excluding restructuring, acquisition and integration-related costs and certain other items. Brand profit is defined as gross profit less marketing, selling and royalty expense (income), net and certain other costs. EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for stock-based compensation, purchase accounting adjustments, restructuring, acquisition and integration-related costs and certain other items. The Company believes that the exclusion of both non-cash and certain items helps to provide a reflection of the operating profitability of the Company and complements the Company’s planning and forecasting models used in providing investors and securities analysts with important supplemental information regarding the Company’s underlying profitability and operating performance. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. In addition, the non-GAAP measures the Company uses may differ from non-GAAP measures used by other companies. The GAAP measures most directly comparable to (i) non-GAAP operating income, (ii) net income excluding certain items, (iii) diluted earnings per share, excluding certain items, (iv) EBITDA, (v) Adjusted EBITDA, and (vi) brand profit are, respectively, (i) operating income, (ii) net income, (iii) diluted earnings per share, (iv) operating income, (v) operating income and (vi) income before income taxes. We have included in this press release reconciliations of GAAP operating income to non-GAAP operating income, GAAP operating income to Adjusted EBITDA, GAAP net income to net income excluding certain items, GAAP EPS to diluted EPS excluding certain items and income before income taxes to brand profit. Because of the forward-looking nature of the Company’s forecasted EBITDA and Adjusted EBITDA, specific quantifications of the amounts that would be required to reconcile these measures to our forecasted GAAP operating income are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related to certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP EBITDA and Adjusted EBITDA to forecasted GAAP operating income would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

About Boulder Brands, Inc.

Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to offering food solutions that give consumers opportunities to improve their lives – one product at a time. The company’s health and wellness platform consists of brands that target specific health trends: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; the Level Life™ brand for diabetes-friendly diets; EVOL foods for consumers seeking simple and pure ingredients; and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Investor Contact:

Carole Buyers, CFA

Senior Vice President

Investor Relations & Business Development

Boulder Brands, Inc.

cbuyers@boulderbrands.com

720-550-5010

Media:

Nick Lamplough

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash	$31,359	$31,660
Accounts receivable, net of allowance of: $1,197 (June 30, 2015) and $1,362 (December 31, 2014)	38,525	40,065
Accounts receivable - other	5,024	4,709
Inventories	56,283	52,888
Prepaid taxes	9,640	6,985
Prepaid expenses and other assets	7,315	3,844
Deferred tax asset	9,755	6,721

Total current assets	157,901	146,872

Property and equipment, net	57,419	53,151

Other assets:
Goodwill	230,178	233,592
Intangible assets, net	184,376	191,400
Deferred costs, net	6,964	7,830
Investments, at cost	12,751	11,751
Other assets	2,681	1,996

Total other assets	436,950	446,569

Total assets	$652,270	$646,592

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$64,633	$53,774
Current portion of long-term debt	1,128	4,101

Total current liabilities	65,761	57,875

Long-term debt	297,975	301,113
Deferred tax liability	40,679	41,536
Other liabilities	4,979	4,909

Total liabilities	409,394	405,433

Commitments and contingencies
Boulder Brands, Inc. and Subsidiaries stockholders’ equity:
Common stock, $.0001 par value, 250,000,000 shares authorized; 65,074,247 and 64,876,335 issued at June 30, 2015 and December 31, 2014, respectively and 61,383,584 and 61,185,672 outstanding at June 30, 2015 and December 31, 2014, respectively	6	6
Additional paid in capital	580,334	574,721
Accumulated deficit	(314,917)	(313,414)
Accumulated other comprehensive loss	(8,016)	(5,837)
Treasury stock, at cost (3,690,663 shares)	(15,595)	(15,595)

Total Boulder Brands, Inc. and Subsidiaries stockholders’ equity	241,812	239,881
Noncontrolling interest	1,064	1,278

Total equity	242,876	241,159

Total liabilities and equity	$652,270	$646,592

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net sales	$117,717	$131,348	$246,717	$254,200
Cost of goods sold	79,536	84,408	158,935	160,897

Gross profit	38,181	46,940	87,782	93,303

Operating expenses:
Marketing	6,476	5,247	12,396	10,634
Selling	11,218	11,469	22,718	21,367
General and administrative	24,698	21,518	48,137	43,328
Restructuring, acquisition and integration-related costs	(43)	152	1,450	4,086
Goodwill and tradename impairment	2,696	—	2,696	—

Total operating expenses	45,045	38,386	87,397	79,415

Operating income (loss)	(6,864)	8,554	385	13,888

Other income (expense), net:
Interest expense	(4,145)	(4,298)	(8,302)	(8,565)
Other (expense) income, net	(232)	373	(271)	(134)

Total other (expense), net	(4,377)	(3,925)	(8,573)	(8,699)

Income (loss) before income taxes	(11,241)	4,629	(8,188)	5,189
Provision (benefit) for income taxes	(7,606)	1,893	(6,370)	2,041

Net income (loss)	(3,635)	2,736	(1,818)	3,148
Less: Net loss attributable to noncontrolling interest	296	53	314	114

Net income (loss) attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	$(3,339)	$2,789	$(1,504)	$3,262

Earnings (loss) per share attributable to Boulder Brands, Inc. and Subsidiaries common stockholders:
Basic	$(0.05)	$0.05	$(0.02)	$0.05

Diluted	$(0.05)	$0.04	$(0.02)	$0.05

Weighted average shares outstanding:
Basic	61,317,363	60,922,537	61,273,694	60,687,111

Diluted	61,317,363	64,124,654	61,273,694	64,007,448

Net income (loss)	$(3,635)	$2,736	$(1,818)	$3,148

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	776	898	(2,570)	(289)
Cash flow hedges	391	—	391	—

Other comprehensive income (loss)	1,167	898	(2,179)	(289)

Comprehensive income (loss)	(2,468)	3,634	(3,997)	2,859
Less: Comprehensive loss attributable to noncontrolling interest	296	53	314	114

Comprehensive income (loss) attributable to Boulder Brands, Inc. and Subsidiaries	$(2,172)	$3,687	$(3,683)	$2,973

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities
Net income (loss)	$(1,818)	$3,148
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of intangibles	10,864	11,085
Amortization of deferred financing costs	1,050	882
Deferred income taxes	(3,985)	408
Excess tax benefit from stock-based payment arrangements	(182)	(4,004)
Stock-based compensation	4,510	4,650
Loss on disposal of property and equipment	197	771
Impairment loss	2,696	—
Changes in assets and liabilities:
Accounts receivable	939	(1,497)
Inventories	(3,832)	(17,462)
Prepaid expenses and other assets	(3,835)	(5,957)
Prepaid taxes	(2,473)	1,536
Accounts payable and accrued expenses	12,567	7,163

Net cash provided by operating activities	16,698	723

Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	—	(4)
Purchase of investment	(1,000)	—
Purchase of property and equipment	(9,419)	(6,046)
Proceeds from disposal of property and equipment	13	20
Patent/trademark defense costs	(94)	(492)

Net cash used in investing activities	(10,500)	(6,522)

Cash flows from financing activities
Repayment of debt	(7,667)	(3,328)
Payments for loan costs	—	(78)
Contribution from (purchase of) noncontrolling interest	100	(238)
Shares withheld for payment of employee payroll taxes	(98)	(2,181)
Proceeds from exercise of stock options	1,020	3,204
Excess tax benefit from stock-based payment arrangements	182	4,004

Net cash (used in) provided by financing activities	(6,463)	1,383

Effects of exchange rate changes on cash and cash equivalents	(36)	4

Net decrease in cash and cash equivalents for the period	(301)	(4,412)
Cash and cash equivalents - beginning of period	31,660	16,732

Cash and cash equivalents - end of period	$31,359	$12,320

Cash paid during the period for:
Income taxes	$68	$96

Interest	$7,502	$7,450